Exhibit 10.2

REVOLVING CREDIT COMMITMENT INCREASE AGREEMENT

     This Revolving Credit Commitment Increase Agreement dated as of August 4, 2004, to be effective as of August 9, 2004 (this “Agreement”) is by and among (i) The Williams Companies, Inc., a Delaware corporation (“Borrower”), (ii) Citicorp USA, Inc. in its capacity as Agent under the Credit Agreement dated as of May 3, 2004 (as it may be amended or modified from time to time, the “Credit Agreement”, capitalized terms that are defined in the Credit Agreement and not defined herein are used herein as therein defined) among the Borrower, Northwest Pipeline Corporation, Transcontinental Gas Pipe Line Corporation, the Agent, the Collateral Agent and the Banks and Issuing Banks party thereto, (iii) the Issuing Banks, and (iv) Citicorp USA, Inc. (“Increasing Bank”).

Preliminary Statements

A.	Pursuant to Section 2.19 of the Credit Agreement, the Borrower has the right, subject to the terms and conditions thereof, to agree with a Bank to increase that Bank’s Revolving Credit Commitment for the Borrower.

B.	The Borrower has given notice to the Agent of its intention, pursuant to such Section 2.19 and with the consent of the Increasing Bank, to increase the Revolving Credit Commitment of the Increasing Bank for the Borrower from $120,000,000.00 to $395,000,000.00, and the Agent and the Issuing Banks are willing to consent thereto.

Accordingly, the parties hereto agree as follows:

        Section 1. Increase of Commitment. Pursuant to Section 2.19 of the Credit Agreement, the Revolving Credit Commitment of the Increasing Bank for the Borrower is hereby increased from $120,000,000.00 to $395,000,000.00

        Section 2. New Note. If the Increasing Bank has previously requested a note pursuant to Section 2.10 of the Credit Agreement, the Borrower agrees to promptly execute and deliver to the Increasing Bank a new Note in the amount of its increased Revolving Credit Commitment for the Borrower set forth in Section 1 above (the “New Note”), and the Increasing Bank agrees to return to the Borrower, with reasonable promptness, the Note previously delivered to the Increasing Bank by the Borrower.

        Section 3. Consent. The Agent, the Issuing Banks and the Borrower hereby consent and agree to the increase in the Revolving Credit Commitment of the Increasing Bank for the Borrower effectuated hereby.

        Section 4. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

        Section 5. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

        Section 6. Bank Credit Decision. The Increasing Bank acknowledges that it has, independently and without reliance upon the Agent, the Issuing Banks, the Collateral Agent or any other Bank and based on the financial statements referred to in Section 4.1 of the Credit Agreement and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and to agree to the various matters set forth herein. The Increasing Bank also acknowledges that it will, independently and without reliance upon the Agent, the Issuing Banks, the Collateral Agent or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents.

        Section 7. Representations and Warranties of the Borrower. The Borrower represents and warrants as follows:

        (a) The execution, delivery and performance by the Borrower of this Agreement and any New Note are within the Borrower’s corporate powers, have been duly authorized by all necessary corporate action of the Borrower, require, in respect of the Borrower, no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene, or constitute a default under, any provision of law or regulation applicable to the Borrower or Regulation U issued by the Federal Reserve Board or the charter or bylaws of the Borrower or any judgment, injunction, order, decree or agreement binding upon the Borrower or result in the creation or imposition of any Lien prohibited by the Credit Agreement.

        (b) This Agreement and any New Note are legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms, except as the enforceability thereof may be limited by the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity.

        (c) After giving effect to this Agreement and all other Revolving Credit Commitment Increase Agreements, the Borrower will be in compliance with the limitation set forth in clause (i)(2) of the proviso to Section 2.19(a) of the Credit Agreement.

        (d) No event has occurred and is continuing which constitutes a Default or an Event of Default.

        (e) Attached hereto are resolutions duly adopted by the Board of Directors of the Borrower sufficient to authorize this Agreement and any New Note, and such resolutions are in full force and effect.

        Section 8 Default. Without limiting any other event that may constitute an Event of Default, in the event any representation or warranty set forth herein shall prove to have been incorrect in any material respect when made, such event shall constitute an “Event of Default” under the Credit Agreement.

        Section 9. Expenses. The Borrower agrees to pay on demand all reasonable out-of-pocket costs and expenses of the Agent in connection with the preparation, negotiation, execution and delivery of this Agreement and any New Note, including, without limitation, the reasonable fees and out-of-pocket expenses of external counsel for the Agent with respect thereto.

        Section 10. Effectiveness. When, and only when, the Agent shall have received counterparts of, or telecopied signature pages of, this Agreement executed by the Borrower, the Agent, the Issuing Banks and the Increasing Bank, this Agreement shall become effective as of August 9, 2004.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWER:

THE WILLIAMS COMPANIES, INC.

By:	/s/ Travis N. Campbell
Name:	Travis N. Campbell
Title:	Treasurer

AGENT:

CITICORP USA, INC., as Agent

By:	/s/ Todd J. Mogil
Name:	Todd J. Mogil
Title:	Vice President

ISSUING BANKS:

CITIBANK, N.A.

By:	/s/ Todd J. Mogil
Name:	Todd J. Mogil
Title:	Attorney-in-Fact

BANK OF AMERICA, N.A.

By:	/s/ Claire M. Liu
Name:	Claire M. Liu
Title:	Managing Director

INCREASING BANK:

CITICORP USA, INC.

By:	/s/ Todd J. Mogil
Name:	Todd J. Mogil
Title:	Vice President